Exhibit 10.1
CONFIDENTIAL SEPARATION AGREEMENT, WAIVER AND GENERAL
RELEASE OF ALL CLAIMS

THIS CONFIDENTIAL SEPARATION AGREEMENT, WAIVER AND GENERAL RELEASE OF ALL CLAIMS (the “Agreement”) is being executed by and between The Huntington National Bank and its respective past, present and future parent and subsidiary entities, corporations, predecessors, successors, affiliates and assigns including Huntington Bancshares Incorporated (hereinafter individually and collectively “Huntington”) and Michael Jones, including his heirs, estate, executors, administrators, successors, assigns, and other personal representatives (hereinafter “Executive”). Capitalized terms used but not defined in this Release shall have the meanings ascribed to them in the retention letter agreement with Huntington dated as of February 5, 2021 (the “Retention Letter”).

BACKGROUND INFORMATION

A.Huntington, in connection with the Merger, and Executive entered into the Retention Letter, which superseded and replaced (except as set forth in the Retention Letter) Executive’s Employment Agreement, and pursuant to which Executive is entitled to receive payment of the DC Amount upon any termination and vesting of the legacy adjusted equity awards upon termination of Executive’s employment without cause;

B.Huntington and Executive agree that Executive’s employment with Huntington will involuntarily terminate without cause on May 15, 2023 (“Termination Date”);

C.Executive’s employment termination is not part of a group termination program and is the result of factors unique to Executive; and

D.Executive’s receipt of the DC Amount and the vesting of the legacy adjusted equity awards is conditioned upon Executive signing and not revoking this Release, which the Parties acknowledge is mutually agreeable.

AGREEMENT

Executive and Huntington acknowledge the accuracy of the above Background Information and agree as set forth below.

1.DC Amount and Equity Award Vesting. Subject to the terms and conditions hereof and of the Retention Letter, Huntington shall pay or provide Executive the DC Amount and the legacy adjusted equity award vesting, net of applicable withholding taxes, in each case as set forth on Annex A hereto.

2.Payment to Executive. In exchange for Executive’s agreement and adherence to Executive’s obligations under this Agreement, Huntington agrees to pay Executive a total of Six Hundred Thousand dollars ($600,000.00), minus all applicable and required taxes, deductions, and withholdings (“Separation Payment”). Huntington also agrees that it will pay Lee, Hecht Harrison for executive outplacement services for twelve months, up to a value of Six Thousand Three Hundred Dollars ($6,300.00), provided that such services are provided on or before June 30, 2024.

Executive acknowledges and agrees that except as set forth in this Agreement, Executive will not be entitled to receive, and Huntington will not be obligated to make, any other payment to Executive related to employment with, compensation by, and separation from Huntington, except for wages earned but not yet paid for the pay period immediately preceding Executive’s separation. Huntington and Executive further agree that Executive’s separation from employment was by mutual agreement and that Huntington will record Executive’s termination as an involuntary separation without cause. Executive and Huntington also acknowledge and agree that if Executive is a participant in a formal incentive plan, the applicable incentive plan rules will be applied when determining Executive’s eligibility for payment. For avoidance of doubt, Executive agrees that Executive is not entitled to any incentive payment under any incentive compensation plan or practice (including the Management Incentive Plan) for 2023 or any future years.

Executive expressly acknowledges that, but for this Agreement, Executive would not otherwise be entitled to the Separation Payment, outplacement services, DC Amount and/or Equity Vesting and that the Separation Payment, outplacement services, DC Amount and Equity Vesting is sufficient consideration for Executive’s release and waiver of claims and the other obligations that Executive has agreed to undertake in this Agreement.

3.Timing of Separation Payment. If Executive signs and returns this Agreement as set forth in Paragraph 19 below, so long as Executive has not exercised the right to revoke acceptance of this Agreement as set forth in Paragraph 15, Huntington will issue payment of the Separation Payment to the Executive within thirty-one days of the expiration of the revocation period. Provided, however, that if Executive obtains another position with Huntington within six months from the expiration of the revocation period, then Executive will be required to repay that portion of the previously paid Separation Payment that represents the number of months, or parts of months remaining in said six-month post-employment period.

4.Repayment Requirements. Huntington may cease any remaining payments due under this Agreement and require Executive to repay any Separation Pay already paid to Executive if Huntington has good faith reason to suspect that Executive has: (a) perpetrated an act of fraud, self-dealing, dishonesty, misappropriation, intentional unlawful conduct, or criminal conduct adverse to Huntington; (b) disrupted or interfered with or attempted to disrupt or interfere with Huntington’s business or business relationships, or maligned, defamed, or otherwise disparaged Huntington, its subsidiaries, or the officers, managers or agents of Huntington or its subsidiaries; (c) materially breached any of Executive’s obligations under Paragraphs 7, 9, 10 and/or 16 of this Agreement; (d) made or published, orally, in writing, or via computer, any false statement of a material nature concerning Huntington, any of its subsidiaries, or any of its current or past officers, directors, employees, or customers.

5.Release of Huntington by Executive. In exchange for the benefits set forth above, the adequacy and sufficiency of which Executive expressly acknowledges, and all other consideration related to same, Executive RELEASES, WAIVES, REMISES, AND FOREVER DISCHARGES Huntington, as defined in this Agreement and, for purposes of this Paragraph, as further defined to include all of Huntington’s past, present, and future assigns, predecessors, successors, affiliates, parent and subsidiary organizations, divisions and corporations, already acquired or merged entities, officers, directors, shareholders, employees, and agents of the same, as well as their heirs, executors, administrators, successors, assigns, and other personal representatives, individually and in their respective corporate and personal capacities (all hereinafter referred to in this Paragraph as “Released Parties”), from all claims, demands, administrative charges, complaints, legal rights, compensation, obligation, actions, interests, debts, liabilities, damages, costs, attorneys’ fees and expenses, or causes of action of whatever type or nature, whether legal, equitable, or administrative, whether known or unknown, which Executive may now have against the Released Parties, either individually, jointly, or severally, based upon acts or omissions that have occurred from the beginning of time to the effective date of this Agreement, including without limitation, those arising out of, or in any way related, directly or indirectly, to Executive’s employment with, compensation by or termination from Huntington under any possible legal, equitable, tort, contract, or statutory or public policy theory, including but not limited to any and all claims arising under the Huntington Transition Pay Plan, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, the Employee Retirement Income Security Act (“ERISA”) (other than the ERISA provisions that cannot be waived under the law), the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Fair Pay Act of 2009, the Occupational Safety and Health Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Comprehensive Omnibus Budget Reconciliation Act, the Minnesota Human Rights Act, Minnesota Statutes Chapter 181, and all federal, state or local laws, rules, regulations, orders, or common law principles governing, regulating, or affecting the rights or obligations of employers and employees, as well as all similar, comparable, or additional state statutes, local statutes, ordinances, and common law principles including, without limitation, claims for discrimination, harassment, hostile work environment, retaliation, breach of contract, violation of public policy, personal injury, and intentional infliction of emotional distress.

To the greatest extent permitted by law, and to the extent that Executive has not already done so in a previous agreement, Executive waives any right or ability to be a class or collective-action representative or to otherwise participate in any putative or certified class, collective, or multi-party action or proceeding based on such a claim in which Huntington or any other released party identified in this Agreement is a party.
This release and waiver does not apply to claims arising after the effective date of this Agreement or to any previously vested rights Executive may have under Huntington’s medical, dental, and/or vision insurance plans, stock option plans, retirement plans, or any claims for workers’ compensation benefits. This release does not apply to any claims that Executive may not, by law, release through an agreement such as this. Further, this release does not prohibit Executive from filing a complaint or charge with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state, or local governmental agency or commission (“Government Agency”), nor does this Agreement limit any rights Colleague may have under the Speak Out Act. While this Agreement does not limit the Executive’s right to receive an award for information provided to any Government Agency, Executive does forever waive the right to any claims for money damages and equitable relief pursuant to the filing or prosecution of any administrative charge against Huntington or any resulting civil proceeding or lawsuit that may be commenced on Executive’s behalf for the recovery of such relief, and which arises out of the matters that are and may be released in this Agreement.

In consideration for the promises set forth above, the receipt and adequacy of which is hereby expressly acknowledged, Huntington agrees to RELEASE, WAIVE, REMISE, AND FOREVER DISCHARGE Executive from all claims arising out of, or in any way related to, Executive's employment with or termination from Huntington. Any claims relating to any other matter are expressly reserved and not released by Huntington.

6.Executive Representations. Executive specifically represents, warrants, and confirms that, up to and including the final pay received from Huntington following Executive’s separation of employment and for which Executive received documentation to reflect the amounts to be paid prior to separation, Executive has received pay on a salary basis without improper deductions.

7.Confidential and Proprietary Information. Executive expressly agrees and acknowledges Executive’s continuing obligation to maintain the confidentiality of proprietary information gained during employment with Huntington, as set forth in Annex B to this Agreement. For the avoidance of doubt, and as required by Section V of the Retention Letter, all references to “TCF” in Annex B shall also include Huntington.

8.Non-Admission. Huntington’s offer of this Agreement does not constitute an admission of liability or fault on behalf of Huntington.

9.Confidentiality. Executive agrees to keep the terms and conditions of this Agreement strictly confidential. Additionally, Executive agrees not to disclose or permit disclosure of any information concerning this Agreement to any other person, commercial or non-profit entity, and/or any print, radio or television news media, including any commercial or non-profit newspaper, publication or broadcast, of any kind whatsoever, except: (a) as required by court order, but only after first notifying and discussing such order with Huntington; (b) as necessary for tax planning and/or preparation or to respond to inquiries or audits by a federal, state, or local taxing authority; (c) as evidence in any subsequent legal proceeding in which either party alleges a breach of this Agreement; or (d) to Executive’s legal counsel and immediate family. Nothing in this confidentiality provision prohibits Executive from reporting possible violations of federal or state law or regulation to any Government Agency (as defined in Paragraph 5 above), or any agency Inspector General, or otherwise limits Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted with any Government Agency, including providing documents or other information, without notice to Huntington or from making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation.

10.Non-Disparagement. Executive expressly agrees and acknowledges that the provisions of this Paragraph, supersede the Non-Disparagement provision set forth in Annex B to this Agreement (paragraph 12(e)). Executive agrees not to make any disparaging remarks at any time after signing this Agreement to anyone about Huntington, as defined in Paragraph 5 of this Agreement. Executive further agrees to refrain from any conduct, activity, or conversation that is intended to or does interfere with or disparage the relationships between Huntington and its employees, customers, suppliers, or others. Nothing herein is intended or shall be interpreted as limiting Executive’s rights to communicate with a Government Agency, as provided for, protected under, or warranted by applicable law.

11.Complete Agreement. This Agreement, together with (a) any Stock Option or Restricted Stock Unit Grant Agreements, and (b) Executive’s Restrictive Covenant Agreements in Section V of the Retention Letter, which shall remain in full force and effect, except as specifically provided in Paragraph 10, according to their terms following execution of this Agreement and which are attached for reference as Annex B, contain and comprise all of the agreements and understandings between the parties. For the avoidance of doubt, and as required by Section V of the Retention Letter, (a) all references to “TCF” in Annex B shall also include Huntington, and (b) the Restrictive Covenant Agreements in Section V of the Retention Letter, which are restated verbatim on Annex B, shall survive the termination of Executive’s employment and remain in full force and effect following Executive’s execution of this Agreement. No additions, amendments, or other changes to this Agreement will be made or be binding on either party unless made in writing and signed by each party to this Agreement. No promise, inducement, or agreement not expressed herein has been made by any party to influence signing of this Agreement. The parties further agree that this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the respective heirs, legal representatives, successors and assigns of the parties to this Agreement.

12.Non-Waiver. No failure by any party to insist upon strict compliance with any term of this Agreement, to exercise any option, enforce any right, or seek any remedy upon any default of the other shall affect, or constitute a waiver of, the first party's right to insist upon such strict compliance, exercise that option, enforce that right, or seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default. No custom or practice of the parties at variance with any provision of this Agreement shall affect, or constitute a waiver of, any party's right to demand strict compliance with all provisions of this Agreement.

13.Validity. If and to the extent that either Executive or Huntington breach part or all of any provision of this Agreement, such alleged breach shall not affect the remaining provisions of this Agreement, which shall remain in full force and effect. Similarly, if, and to the extent that, any court of competent jurisdiction holds that part or all of any provision of this Agreement is invalid, such invalidity shall not affect the remaining terms of that provision or the remaining provisions of this Agreement, which shall remain in full force and effect.

14.Review of Agreement and Voluntary Execution. Executive acknowledges that this Agreement has been explained to Executive, that it is written in a manner that Executive understands, that in exchange for entering into this Agreement Executive is receiving consideration of value to which Executive is not already entitled, that Executive has had 21 calendar days to consider whether to sign the Agreement (“Consideration Period”), that Executive understands the rights Executive is releasing and waiving by signing this Agreement, that such rights and claims do not include those that may arise after Executive signs this Agreement, and that Executive has been advised by this writing to consult with an attorney prior to signing this Agreement. Executive agrees and represents that Executive has been advised of and fully understands the right to discuss all aspects of this Agreement with counsel of Executive’s choice. Executive’s signing of this Agreement establishes that Executive has sought the advice of or had sufficient opportunity to seek the advice of counsel by the date Executive signed the document, and that if Executive signs the Agreement before the end of the Consideration Period, Executive’s decision to shorten the 21-day Consideration Period was knowing and voluntary. Executive acknowledges that Executive has carefully read and fully understands all the provisions of this Agreement. Executive further acknowledges that Executive signed this Agreement with full, knowing, and voluntary agreement as to its terms and without coercion, intimidation, or pressure. Executive further understands agrees that if Executive signs and returns this Agreement prior to the Termination Date Executive will provide Huntington an additional release and waiver covering the period between the date Executive signs this Agreement and the Termination Date on his last day of employment.

15.Revocation Period and Effective Date. Executive will have fifteen (15) calendar days from the date Executive signs the Agreement to change Executive’s mind and revoke the Agreement, in which case this Agreement shall be ineffective and of no legal force. Such revocation must be made in writing and sent via hand delivery, courier, email, overnight delivery, or United States Mail to Rajeev Syal, Chief Human Resources Officer, The Huntington National Bank, 41 S. High Street, HC1033, Columbus, Ohio 43287 or Rajeev.Syal@huntington.com (email). To be effective, such revocation must be received by Huntington no later than 5:00 p.m. on the fifteenth (15th) calendar day following Executive signing this Agreement. If this Agreement is revoked, then there is no obligation on the part of Huntington to pay Executive any benefits under this Agreement, and Executive agrees to repay to Huntington any Separation Payment previously provided to Executive. The date following the expiration of this revocation period will be the date on which this Agreement shall become effective, binding, and enforceable.

16.Cooperation Agreement. Executive agrees that, if and when requested by Huntington, Executive will be available to consult with Huntington on business or litigation matters in which Executive was involved or had knowledge of while a Huntington employee including providing factual affidavits upon request and sitting for depositions or other discovery related proceedings. For requests made by Huntington under this Agreement, Huntington agrees to reimburse Executive for any travel, lodging, long distance phone charges, copying charges, facsimile charges, and meal expenses that Executive may incur in providing consultation, provided Huntington has pre-approved such expenses.

17.Executive’s Responsibility for Tax Liability. Executive acknowledges and agrees that Executive is responsible for any and all of Executive’s own federal, state, and local tax liabilities and consequences that may result from Executive’s receipt of the Separation Payment or any outplacement services. Executive agrees to indemnify Huntington against any and all such liabilities or resulting consequences that may arise as a result of Executive’s receipt of such payment, including assessments, judgments, fines, interests, and penalties, other than any liabilities or resulting consequences relating to Huntington’s remitting FICA and social security contributions or to Huntington’s share of FICA matching taxes or any other employer-share taxes. Executive further agrees that Huntington shall not be required to pay any further sums to Executive for any reason even if the tax and/or social security liabilities and resulting consequences to Executive are assessed in a fashion that Executive does not presently anticipate.

18.Governing Law. Any questions concerning the intent, validity, meaning or enforcement of this Agreement shall be construed and resolved according to the laws of the state of Ohio shall be applied. Subject to Paragraph 17, Executive further agrees to the United States District Court, Southern District of Ohio, Eastern District of Columbus, Ohio as the court of competent jurisdiction and venue for any actions or proceedings brought by Executive related to this Agreement, and hereby irrevocably consents to such designation, jurisdiction, and venue.

19.Expiration of Offered Terms and Delivery of An Executed Agreement. The terms offered in this proposed Agreement are open for acceptance from the Termination Date until 5:00 p.m. on May 31, 2023 (“Consideration Period”). After the Consideration Period is over, the offered terms, if not accepted, will be withdrawn in their entirety. For acceptance of this Agreement, Executive must sign the Agreement and deliver it via personal delivery, email, courier, overnight delivery, or United States Mail to Rajeev Syal, Chief Human Resources Officer, The Huntington National Bank, 41 S. High St., HC 1033, Columbus, Ohio 43287 or Rajeev.Syal@huntington.com (email). Executive acknowledges that an Agreement timely signed, but delayed in delivery, could result in delay in payment under the terms outlined in Paragraphs 1 and 2 above. The parties also specifically agree that: (a) this Agreement may be executed in counterparts which collectively shall be one Agreement; (b) a signed photocopy or .pdf of this Agreement is effective as an original; and (c) signed emailed or scanned signatures are effective as originals.

20.Severability. If a court or other binding legal authority finds that any provision in this Agreement other than the release of claims is invalid, the invalidity will not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications.

21.Captions. Captions to the various sections of this Agreement are not part of the content of this Agreement but are labels to assist in locating those sections and shall be ignored in construing this Agreement.

THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ THE FOREGOING CONFIDENTIAL SEPARATION AGREEMENT, RELEASE AND WAIVER OF ALL CLAIMS, FULLY UNDERSTAND IT AND HAVE VOLUNTARILY SIGNED THIS AGREEMENT ON THE DATE INDICATED, SIGNIFYING THEREBY THEIR ASSENT TO, AND WILLINGNESS TO BE BOUND BY, ITS TERMS. THIS AGREEMENT SHOULD NOT BE EXECUTED BY EXECUTIVE BEFORE MAY 16, 2023.

Michael Jones
/s/ Michael Jones
Date: 5/16/202

INVALID IF SIGNED BEFORE MAY 16, 2023

THE HUNTINGTON NATIONAL BANK
By: /s/ Raj Sya
Its: Chief Human Resources Officer
Date: 5/8/202

Annex A
Michael Jones Payments

Source of Entitlement	Amount/Benefit	Payment Date (subject to effectiveness of Release)
DC Amount under Section II of Retention Letter	$1,239,826 (as adjusted for any earnings or losses through the latest practicable date immediately prior to the payment date, based on Executive’s investment elections)
Because your Termination Date is before the second anniversary of the Effective Date of the Retention Letter, ordinarily, the DC Amount would be payable in a single lump sum on the first pay date after sixty (60) days following your Termination Date. Given your classification as a "specified employee" (within the meaning of Section 409A of the Code), however, the DC Amount will be paid on November 16, 2023, or as soon as practicable after that date

Equity Award Treatment[1]

Type of Award	Number of Huntington Shares Subject to Award	Treatment on Qualifying Termination
Not Subject to Six Month Delay - L-TCF Awards
TRSUs	2020 TRSU: 86,039 2021 TRSU: 26,326
To the extent not vested prior to the Termination Date, vest on the Termination Date with settlement of shares and payment of any accrued and any unpaid cash dividend equivalents within 7 days after the end of the revocation period.

Subject to Six Month Delay - HBAN Awards
RSUs	2022 RSU: 36,373.633 2023 RSU*: 22,875 *Assumes that you accept such award by the applicable deadline. No 2023 RSUs will be provided if you fail to timely accept the award.	Pro rata vesting of the award on the Termination Date with settlement to occur following the six-month delay noted in the table above due to your status as a specified employee under Section 409A.
PSUs	2022 PSU: 36,373.633 2023 PSU*: 22,875 *Assumes that you accept such award by the applicable deadline. No 2023 PSUs will be provided if you fail to timely accept the award
Pro rata vesting of the award on the Termination Date based on the lesser of actual performance as reported at the most recent HR & Compensation Committee meeting or target performance. Settlement to occur following the six-month delay noted in the table above due to your status as a specified employee under Section 409A

[1] Terms of equity award agreements control.

Annex B
Michael Jones Restrictive Covenant Agreements
As Incorporated Into Section V of the Retention Letter

1.Confidential Information.

(a)Executive acknowledges that TCF has and shall give Executive access to certain highly-sensitive, confidential, and proprietary information belonging to TCF, its Affiliates or third parties who may have furnished such information under obligations of confidentiality, relating to and used in TCF’s Business (collectively, “Confidential Information”). Executive acknowledges that, unless otherwise available to the public, Confidential Information includes, but is not limited to, the following categories of confidential or proprietary information and material financial statements and information; budgets, forecasts, and projections; business and strategic plans; marketing, sales, and distribution strategies; research and development projects; records relating to any intellectual property developed by, owned by, controlled, or maintained by TCF or its Affiliates; information related to TCF’s or its Affiliates’ inventions, research, products, designs, methods, formulae, techniques, systems, processes; customer lists; non-public information relating to TCF’s or its Affiliates’ customers, suppliers, distributors, or investors; the specific terms of TCF’s or its Affiliates’ agreements or arrangements, whether oral or written, with any customer, tractor with which TCF or its Affiliates may be associated from time to time; and any and all information relating to the operation of TCF’s or its Affiliates’ business which TCF or its Affiliates may from time to time designate as confidential or proprietary or that Executive reasonably knows should be, or has been, treated by TCF or its Affiliates as confidential or proprietary. Confidential Information encompasses all formats in which information is preserved, whether electronic, print, or any other form, including all originals, copies, notes, or other reproductions or replicas thereof.

(b)Confidential Information does not include any information that: (i) at the time of disclosure is generally known to, or readily ascertainable by, the public; (ii) becomes known to the public through no fault of Executive or other violation of this Agreement; or (iii) is disclosed to Executive by a third party under no obligation to maintain the confidentiality of the information.

(c)Executive acknowledges that Confidential Information owned or licensed by TCF or its Affiliates is unique, valuable, proprietary and confidential; derives independent actual or potential commercial value from not being generally known or available to the public; and is subject to reasonable efforts to maintain its secrecy. Executive hereby relinquishes, and agrees that Executive shall not at any time claim, any right, title or interest of any kind in or to any Confidential Information.

(d)During and after Executive’s Employment with TCF, Executive shall hold in trust and confidence all Confidential Information, and shall not disclose any Confidential Information to any person or entity, except in the course of performing duties assigned by TCF or as authorized in writing by TCF. Executive further agrees that during and after Executive’s Employment with TCF, Executive shall not use any Confidential Information for the benefit of any third party, except in the course of performing duties assigned by TCF or as authorized in writing by TCF.

(e)The restrictions in Section 10(d) above shall not apply to any information to the extent that Executive is required to disclose such information by law, provided that Executive (i) notifies TCF of the existence and terms of such obligation, (ii) gives TCF a reasonable opportunity to seek a protective or similar order to prevent or limit such disclosure, and (iii) only discloses that information actually required to be disclosed.

(f)Upon request by TCF during Employment and automatically and immediately at termination of Employment, Executive shall return to TCF all Confidential Information in any form (including all copies and reproductions thereof) and all other property whatsoever of TCF in Executive’s possession or under Executive’s control. If requested by TCF, Executive shall certify in writing that all such materials have been returned to TCF. Executive also expressly agrees that immediately upon the termination of Executive’s Employment with TCF for any reason, Executive shall cease using any secure website, computer systems, e-mail system, or phone system or voicemail service provided by TCF for the use of its employees.

2.Assignment of Inventions.

(a)Executive agrees that all developments or inventions (including without limitation any and all software programs (source and object code), algorithms and applications, concepts, designs, discoveries, improvements, processes, techniques, know-how and data) that result from work performed by Executive for TCF and its Affiliates, whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection (“Inventions”), shall be the sole and exclusive property of TCF or its nominees, and Executive shall and hereby does assign to TCF all rights in and to such Inventions upon the creation of any such Invention, including, without limitation: (i) patents, patent applications and patent rights throughout the world; (ii) rights associated with works of authorship throughout the world, including copyrights, copyright applications, copyright registrations, mask work rights, mask work applications and mask work registrations; (iii) rights relating to the protection of trade secrets and confidential information throughout the world; (iv) rights analogous to those set forth herein and any other proprietary rights relating to intangible property; and (v) divisions, continuations, renewals, reissues and extensions of the foregoing (as applicable), now existing or hereafter filed, issued or acquired (collectively, the “IP Rights”).

(b)For avoidance of doubt, if any Inventions fall within the definition of “work made for hire” as such term is defined in 17 U.S.C. § 101, such Inventions shall be considered “work made for hire” and the copyright of such Inventions shall be owned solely and exclusively by TCF. If any Invention does not fall within such definition of “work made for hire” then Executive’s right, title and interest in and to such Inventions shall be assigned to TCF pursuant to Section 11(a) above.

(c)TCF and its nominees shall have the right to use and/or to apply for statutory or common law protections for such Inventions in any and all countries. Executive further agrees, at TCF’s expense, to: (i) reasonably assist TCF in obtaining and from time to time enforcing such IP Rights relating to Inventions, and (ii) execute and deliver to TCF or its nominee upon reasonable request all such documents as TCF or its nominee may reasonably determine are necessary or appropriate to effect the purposes of this Section 11, including assignments of inventions. Such documents may be necessary to: (A) vest in TCF or its nominee clear and marketable title in and to Inventions; (B) apply for, prosecute and obtain patents, copyrights, mask works rights and other rights and protections relating to Inventions; or (C) enforce patents, copyrights, mask works rights and other rights and protections relating to Inventions. Executive’s obligations pursuant to this Section 11 shall continue beyond the termination of Executive’s Employment with TCF. If TCF is unable for any reason to secure Executive’s signature to any lawful and necessary document required to apply for or execute any patent, trademark, copyright or other applications with respect to any Inventions (including renewals, extensions, continuations, divisions or continuations in part thereof), Executive hereby irrevocably designates and appoints TCF and its then current Chief Executive Officer as Executive’s agent and attorney-in-fact to act for and in behalf and instead of Executive, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, trademarks, copyrights or other rights thereon with the same legal force and effect as if executed by Executive.

(d)The obligations of Executive under Section 11(a) above shall not apply to any Invention that Executive developed entirely on Executive’s own time without using TCF’s equipment, supplies, facility or trade secret information, except for those Inventions that (i) relate to TCF’s business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by Executive for TCF. Executive shall bear the burden of proof in establishing the applicability of this subsection to a particular circumstance.

3.Non-Competition, Non-Solicitation and Non-Disparagement.

(a)Purpose. Executive understands and agrees that the purpose of this Section 12 is solely to protect TCF’s legitimate business interests, including, but not limited to its confidential and proprietary information, customer relationships and goodwill, and TCF’s competitive advantage. Therefore, Executive agrees to be subject to restrictive covenants under the following terms.

(b)Definitions. As used in this Agreement, the following terms have the meanings given to such terms below.

(i)“Business” means the business(es) in which TCF or its Affiliates were engaged in at the time of, or during the twelve (12) month period prior to, Executive’s termination of Employment for any or no reason whether by TCF or the Executive.

(ii)“Customer” means any person or entity who is or was a customer, supplier or client of TCF or its Affiliates with whom Executive had any contact or association for any reason and with whom Executive had dealings on behalf of TCF or its Affiliates in the course of Executive’s Employment with TCF.

(iii)“TCF Employee” means any person who is or was an employee of TCF or its Affiliates at the time of, or during the twelve (12) month period prior to, Executive’s termination of Employment for any or no reason whether by TCF or the Executive.

(iv)“Restricted Period” means the period during Executive’s Employment with TCF and for eighteen (18) months from and after Executive’s termination of Employment for any or no reason whether by TCF or the Executive; provided, however, that this period shall be tolled and shall not run during any time Executive is in violation of this Section 12, it being the intent of the parties that the Restricted Period shall be extended for any period of time in which Executive is in violation of this Section 12.

(v)“Restricted Territory” means Minnesota or any other state in which TCF or any Affiliate operates any Business, or operated any Business during the twelve (12) month period prior to, Executive’s termination of Employment for any or no reason whether by TCF or the Executive.

(c)Non-Competition. During the Restricted Period, Executive shall not in the Restricted Territory, on Executive’s own behalf or on behalf of any other person:

(i)assist or have an interest in (whether or not such interest is active), whether as partner, investor, stockholder, officer, director or as any type of principal whatever, any person, firm, partnership, association, corporation or business organization, entity or enterprise that is or is about to become directly or indirectly engaged in, any business or activity (whether such enterprise is in operation or in the planning or development stage) that competes in any manner with a Business of TCF or its Affiliates; provided, however, that Executive shall be permitted to make passive investments in the stock of any mutual company or publicly traded business (including a competitive business), as long as the stock investment in any competitive business does not rise above one percent (1%) of the outstanding shares of such business; or

(ii)enter into the employment of or act as an independent contractor or agent for or advisor or consultant to, any person, firm, partnership, association, corporation, business organization, entity or enterprise that is or is about to become directly or indirectly engaged in, any business or activity (whether such enterprise is in operation or in the planning or development stage) that competes in any manner with the Business of TCF or its Affiliates, or is a governmental regulator agency of the Business.

(d)Non-Solicitation. During the Restricted Period, Executive shall not, directly or indirectly, on Executive’s own behalf or on behalf of any other party:

(i)Call upon, solicit, divert, encourage or attempt to call upon, solicit, divert, or encourage any Customer for purposes of marketing, selling, or providing products or services to such Customer that are similar to or competitive with those offered by TCF or its Affiliates;

(ii)Accept as a customer any Customer for purposes of marketing, selling, or providing products or services to such Customer that are similar to or competitive with those offered by TCF or its Affiliates;

(iii)Induce, encourage, or attempt to induce or encourage any Customer to purchase or accept products or services that are similar to or competitive with those offered by TCF or its Affiliates from any person or entity (other than TCF or its Affiliates) engaging in the Business;

(iv)Induce, encourage, or attempt to induce or encourage any Customer to reduce, limit, or cancel its business with TCF or its Affiliates; or

(v)Solicit, induce, or attempt to solicit or induce any TCF Employee to terminate employment with TCF or its Affiliates.

(e)Non-Disparagement. Executive agrees not to disparage TCF and its Affiliates following Executive’s termination of Employment for any or no reason whether by TCF or the Executive.

(f)Reasonableness of Restrictions. Executive acknowledges and agrees that the restrictive covenants in this Agreement (i) are essential elements of Executive’s Employment by TCF and are reasonable given Executive’s access to TCF’s and its Affiliates’ Confidential Information and the substantial knowledge and goodwilll Executive shall acquire with respect to the Business of TCF and its Affiliates as a result of Executive’s Employment with TCF, and the unique and extraordinary services to be provided by Executive to TCF; and (ii) are reasonable in time, territory, and scope, and in all other respects.

(g)Preserve Livelihood. Executive represents that Executive’s experience, capabilities and personal assets are such that this Agreement does not deprive Executive’s from either earning a livelihood in the unrestricted business activities which remain open to Executive’s or from otherwise adequately and appropriately supporting herself and Executive’s family.

(h)Judicial Modification. Should any part or provision of this Section 12 be held invalid, void, or unenforceable in any court of competent jurisdiction, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement. The parties further agree that if any portion of this Section 12 is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, territory, or other restrictions are deemed to be invalid or unreasonable in scope, the invalid or unreasonable terms shall be replaced by terms that such court deems valid and enforceable and that come closest to expressing the intention of such invalid or unenforceable terms.

4.Enforcement. Executive acknowledges and agrees that TCF shall suffer irreparable harm in the event that Executive breaches any of Executive’s obligations under Sections 10 through 12 of this Agreement and that monetary damages would be inadequate to compensate TCF for such breach. Accordingly, Executive agrees that, in the event of a breach by Executive of any of Executive’s obligations under Sections 10 through 12 of this Agreement, TCF shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief, and expedited discovery for the purpose of seeking relief, in order to prevent or to restrain any such breach. TCF shall be entitled to recover its costs incurred in connection with any action to enforce Sections 10 through 12 of this Agreement, including reasonable attorneys’ fees and expenses.